STATE of DELAWARE
CERTIFICATE of AMENDMENT of
CERTIFICATE of INCORPORATION
of
AFTERSOFT GROUP, INC.

Michael Jamieson certifies that:

FIRST: He is the interim Chief Executive Officer of Aftersoft Group, Inc., a corporation organized under the General Corporation Law of the of the State of Delaware (the “Corporation”).

SECOND: That at a meeting of the Board of Directors of the Corporation resolutions were duly adopted in accordance with Sections 141 and 242 of the Delaware General Corporation Law setting forth a proposed amendment of the Certificate of Incorporation of said Corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said Corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article “FIRST” thereof so that, as amended, said Article shall be and read as follow:

“FIRST: The name of this corporation shall be MAM Software Group, Inc.”

THIRD: That thereafter, pursuant to a resolution of its Board of Directors, the foregoing amendment of the Certificate of Incorporation of the Corporation was duly adopted by a vote of stockholders holding a majority of the outstanding capital stock of the Company at the annual shareholder meeting of the Company held on April 21, 2010, and in accordance with the provisions of Sections 211, 212 and 242 of the General Corporation Law of the of the State of Delaware.

FOURTH: The effective time of the Amendment herein certified shall be upon the filing of this Certificate with the Secretary of State.

IN WITNESS WHEREOF, said Corporation has caused this Certificate of Amendment of the Certificate of Incorporation of the Corporation to be signed by signed by the undersigned, Michael Jamieson, an Authorized Officer, and the undersigned has executed this certificate and affirms the foregoing as true and under penalty of perjury this 5th day of May, 2010.

By:	/s/ Michael Jamieson
Michael Jamieson
Interim Chief Executive Officer